Exhibit 99.1

News Release

Wabtec Issues 2010 EPS Guidance of $2.35-$2.50; Updates 2009 Guidance

WILMERDING, PA, January 29, 2010 – Wabtec Corporation (NYSE: WAB) today issued 2010 earnings per diluted share guidance of $2.35-$2.50, with revenues expected to be flat to slightly up. The company had not previously issued 2010 guidance.

Wabtec also updated its 2009 guidance for earnings per diluted share to $2.37-$2.41 with revenues of about $1.4 billion. This earnings guidance, which is in line with the company’s previous guidance, now includes a previously announced fourth-quarter charge of $3.9 million, or 6 cents per diluted share, for an arbitration ruling. The charge was not included in the company’s previous earnings guidance of $2.40-$2.50 due to the uncertain timing and outcome of the ruling.

Wabtec plans to report 2009 results on Feb. 23 before the market opens and has scheduled a conference call with analysts and investors at 10 a.m. the same day. To listen to the call via webcast, please go to www.wabtec.com and click on the “Investor Relations” and “Webcasts” tabs of the site. An audio replay will also be available by calling 412-317-0088 (passcode: 466#).

“In light of very challenging economic conditions, Wabtec’s 2009 performance demonstrated the strength of our diverse business model and strategic planning process, the leadership of our management team and the hard work of our employees throughout the company,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “In 2010, market conditions will continue to be challenging, but we expect that benefits from our restructuring actions in 2009 and other growth initiatives will offset the decline in U.S. locomotive and freight car production, and the completion of a major transit contract. In addition, through continuous and rigorous application of the Wabtec Performance System, we expect to achieve ongoing improvements in quality, efficiency and costs. We remain optimistic about Wabtec’s long-term opportunities around the world because of our strong balance sheet, diversified business model and growth strategies.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. Wabtec has facilities located throughout the world.

This press release contains forward-looking statements, including comments regarding the company’s earnings expectations for 2009, 2010 and beyond. Wabtec’s actual results could differ materially from the results suggested in these statements. Factors that would cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.